SEQUANS COMMUNICATIONS S.A. AMENDMENT NO. 1
TO WARRANT AGREEMENT dated september 27, 2018
This Amendment No. 1 to Warrant Agreement (the “Amendment”) is made as of March 20, 2020 by and between Sequans Communications S.A., a société anonyme incorporated in the French Republic (the “Company”) and Nokomis Capital Master Fund, LP, a Cayman Islands exempted limited partnership (the “Beneficiary” and together with the Company, the “Parties”) and is made with reference to the Warrants issued as of September 27, 2018 (the “Warrants”), under and pursuant to that certain Warrant Agreement, dated as of September 27, 2018 (the “Warrant Agreement”), between the Parties. Unless otherwise indicated herein, capitalized terms used herein have the same meanings set forth in the Warrant Agreement.
WHEREAS, in consideration of the Beneficiary’s agreement to amend the Convertible Promissory Note issued as of April 14, 2015, the Convertible Promissory Note issued as of April 27, 2016, the Convertible Promissory Note issued as of September 27, 2018, the Convertible Promissory Note issued as of Mary 7, 2019, and the Convertible Promissory Note issued as of August 16, 2019, each issued by the Company to Beneficiary (together, the “Notes”) and conditioned upon the effectiveness of the Amendment No. 5 to Convertible Promissory Note Issued April 14, 2015, the Amendment No. 6 to Convertible Promissory Note Issued April 27, 2016, the Amendment No. 2 to Convertible Promissory Note Issued September 27, 2018, the Amendment No. 1 to Convertible Promissory Note Issued May 7, 2019, and the Amendment No. 1 to Convertible Promissory Note Issued August 16, 2019, each dated March 18, 2020 and together, the “Note Amendments”, the Parties wish to amend the Warrant Agreement to extend the term of the Warrants.
NOW, THEREFORE, the Parties hereby agree to amend the Warrant Agreement as follows:
1.    Amendment to Warrant Agreement.

a.	The Term/Expiration date of the Warrants as set forth in the preamble of the Warrant Agreement is amended and replaced as follows:
“Term/Expiration date of the Warrants: April 16, 2024”

b.	Article 2.1 is hereby amended and restated in its entirety as follows:
“2.1 Vesting period
The Warrants may be exercised at any time from their issue date until April 16, 2024.
Any Warrant not exercised on or before April 16, 2024 shall be automatically void.”

c.	Article 2.2 is hereby amended by adding the following new sentence at the end of the section:
“If the Company is acquired for cash and any Warrants have not been exercised before the closing of the acquisition, any remaining Warrant will convert into the right to receive in cash the amount of the per share acquisition price less the exercise price per Warrant Share.”
2.     Miscellaneous.

a.
Governing Law. The validity, interpretation and performance of this Amendment shall be governed by and construed in accordance with the internal laws of The French Republic (without regard to principles of conflicts of law). The parties agree that the competent courts within the jurisdiction of the Paris Court of Appeal (Cour d’Appel de Paris) shall have exclusive jurisdiction (and are deemed to be a convenient forum for each party) as to resolution of any dispute.

b.
Continuing Effect. Other than as set forth in this Amendment, all of the terms and conditions of the Warrant Agreement and Warrants will continue in full force and effect. This Amendment shall not be construed as a novation of any of the Warrants or the Warrant Agreement.

c.
Amendment and Waiver. No modification of or amendment to this Amendment, nor any waiver of any rights under this Amendment, shall be effective unless in writing signed by the Company and the Beneficiary. No delay or failure to require performance of any provision of this Amendment shall constitute a waiver of that provision as to that or any other instance.

d.	Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

e.	Effectiveness of Amendment. This Amendment is contingent on and will only be effective upon the effectiveness of the Note Amendments.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment on March 20, 2020.
COMPANY:
SEQUANS COMMUNICATIONS S.A.
By:
Name:
Title:

BENEFICIARY:
NOKOMIS CAPITAL MASTER FUND, LP
By:
Name:
Title: